Exhibit 99

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559
Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS INC. ELECTS CONNORS

AS AN INDEPENDENT DIRECTOR TO ITS BOARD

DEERFIELD, Ill., July 31, 2008 – United Stationers Inc. (NASDAQ: USTR) announced today that Daniel J. Connors has joined the company’s board of directors, effective July 28, 2008.  His election to the board brings the total members to ten, with nine of them being independent directors.

Mr. Connors most recently served as the chief executive officer of Wire One Communications, Inc., a leading provider of videoconferencing solutions.  He left the company after it was acquired by British Telecom in May 2008.  Prior to Wire One, Mr. Connors was executive vice president and chief administrative officer of Kinko’s where he helped lead the turnaround of the company and its ultimate sale to FedEx.  He has over 20 years of experience in senior level corporate, consulting and legal roles.

“We are very pleased to have Dan joining our board,” said Frederick B. Hegi, Jr., chairman of United Stationers board of directors.  “He has an extensive background in business and law in addition to outstanding strategic and analytic skills.  Dan has the leadership qualities and strategic insights that will be invaluable to United in achieving our long-term profitable growth targets.”

Mr. Connors received his M.B.A. from the Wharton School of the University of Pennsylvania, earned his LL.M. degree at Georgetown University Law Center, his J.D. from The Ohio State University and his undergraduate degree in finance at the University of Notre Dame.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2007 of $4.6 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 67 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.6% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.